Exhibit 99.1

      Pyramid Breweries Inc. Reports First Quarter 2007 Financial Results

     SEATTLE--(BUSINESS WIRE)--May 15, 2007--Pyramid Breweries Inc. (Pyramid) (NASDAQ:PMID), today announced results for the quarter ended March 31, 2007. Pyramid reported net income of $1.3 million, or $0.14 per diluted share for the quarter versus a net loss of $505,000 or $0.06 per diluted share in the first quarter a year ago as the result of the sale of the Thomas Kemper Soda brand (TK
Soda). Pyramid received $3.1 million for TK Soda including the brand and intellectual property, soda kegs, vehicles and point of sale materials. A gain of $2.4 million, or $0.26 per diluted share, was recorded in the first quarter, net of transaction costs and adjustments of $224,000.

     Gross sales for the quarter were $11.2 million, a 3% decrease from gross sales for the first quarter of 2006, primarily attributable to the fact that as part of the transaction, Pyramid now manufactures Thomas Kemper Soda under a 5-year supply agreement, and as an agent, must record the revenues and cost of sales, as a net amount in gross sales.


Key Factors for the First Quarter:

-- We sold TK Soda in order to focus on our core beer business. While we are still manufacturing TK Soda under contract for the new owner, our soda revenue and margins are appreciably lower versus last year.

-- We began investing proceeds from the sale of TK Soda in selling and marketing expense for brand building and expansion efforts to take advantage of the momentum in the craft beer category.

-- Our beer product mix shifted to some of our lower margined brands due to improved shipment volumes in these brands.

-- We are paying higher excise taxes due to the loss of the second small brewer's tax exemption as part of the 2006 settlement with the federal Alcohol and Tobacco Tax and Trade Bureau (TTB).


     "These four factors impacted our first quarter results and make it difficult to compare our results to the prior year, clouding the actual performance of the business," said CEO Scott Barnum. "Despite a particularly rough winter in our home state of Washington, the Pyramid brand shipments in the first quarter were still up over 9% compared to the prior year, and we continued to achieve record market share in aggregate across the West. Importantly, we successfully transitioned the TK Soda business to its new owner in the first quarter and are now fully positioned to focus on our core beer business."

     Financial Highlights -- First Quarter 2007 Compared to First Quarter 2006:


Beverage Division:

-- Gross sales decreased 4% to $7.8 million primarily attributable to the fact that beginning in 2007, we now contract manufacture
    Thomas Kemper Soda as an agent, and as such, we record the revenues and cost of sales as a net amount in gross sales.

-- Gross margin decreased 7% to $2.3 million primarily as a result of product mix and lower margin soda sales due to the TK Soda sale and new contract manufacturing agreement put in place in January.

    -- Gross margin as a percentage of net sales for the current quarter was flat at 33%

--  Shipments for the quarter increased 6% to 53,500 barrels.

    --  Pyramid brand family shipments were up 9% to 38,400 barrels.

    -- MacTarnahan's brand shipments were up 14% to 4,000 barrels, offset by a decrease of 47% to 900 barrels of other non-core beer brand shipments.

    --  Soda shipments increased 11% to 8,800 barrels.


Alehouse Division:

--  Gross sales were flat at $3.4 million.

-- Operating loss increased to $75,000 from a loss of $28,000 a year ago. The Seattle and Berkeley alehouses contributed to the operating income, offset by operating losses in the Walnut Creek, Portland and Sacramento alehouses.


     About Pyramid Breweries Inc.

     Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan's brand names. Pyramid's family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival ("GABF"). Pyramid beers have received a total of 33 medals at the GABF. The brewery has also received a total of 9 medals in international competition at the World Beer Cup.

     Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan's Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

     Forward-Looking Statements

     This release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results.

     Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:


-- increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours

-- reductions in distribution options through our independent distributors

-- increased competition from national restaurant chains with greater financial resources and greater economies of scale

--  inability of Pyramid to achieve anticipated cost reductions

-- changes in and compliance with governmental policies and regulations with respect to our products, including the adoption by the TTB of more restrictive application of the excise tax rules

-- competitive pressures that cause decreases in the selling prices of our products

-- declines in our operating margins due to the impact of increasing fuel costs and other factors

-- acquisitions that may adversely affect our financial condition, and

-- the failure by us or third-party brewers with whom we contract to perform under our agreements.


     More information regarding factors which could impact future results is included in our Annual Report on Form 10-K for the year-ended December 31, 2006. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.


                        Pyramid Breweries Inc.
           Condensed Consolidated Statements of Operations
                             (unaudited)
               (In thousands, except per share amounts)

                                                  Three months ended
                                                       March 31,
                                                 ---------------------
                                                    2007       2006
                                                 ---------- ----------
Gross sales                                      $  11,155  $  11,507
  Less excise taxes                                    791        651
                                                 ---------- ----------
Net sales                                           10,364     10,856
Cost of sales                                        8,098      8,376
                                                 ---------- ----------
  Gross margin                                       2,266      2,480
Selling, general and administrative expenses        (3,399)    (2,930)
Gain on sale of net assets                           2,436          -
                                                 ---------- ----------
Operating income (loss)                              1,303       (450)
Other (expense) income, net                            (30)       (51)
                                                 ---------- ----------
Income (loss) before income taxes                    1,273       (501)
Provision for income taxes                              (3)        (4)
                                                 ---------- ----------
Net income (loss)                                $   1,270  $    (505)
                                                 ========== ==========

Basic and diluted net earnings (loss) per share  $    0.14  $   (0.06)
Weighted average basic shares outstanding            8,961      8,880
Weighted average diluted shares outstanding          9,197      8,880


                     Selected Balance Sheet Data
                            (In thousands)

                                               March 31,  December 31,
                                                 2007         2006
                                              ----------- ------------
                    ASSETS                    (unaudited)
Current Assets:
  Cash and cash equivalents                   $      595  $       227
  Other current assets                             5,965        5,821
Fixed assets, net                                 26,126       26,284
Other non-current assets                           1,154        1,708
                                              ----------- ------------
  Total assets                                $   33,840  $    34,040
                                              =========== ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                           $    6,136  $     7,468
Long-term debt                                     7,934        8,071
Non-current liabilities                              939        1,023

Total stockholders' equity                        18,831       17,478
                                              ----------- ------------
  Total liabilities and stockholders' equity  $   33,840  $    34,040
                                              =========== ============


    CONTACT: Pyramid Breweries Inc.
             Chief Financial Officer & Vice President of Finance
             Michael O'Brien, 206-682-8322